                                                               Exhibit 99.3




               CONSENT OF DRESDNER KLEINWORT WASSERSTEIN, INC.




       We hereby consent to the use in the Registration Statement on Form S-4, of Pharmacopeia, Inc. ("Pharmacopeia"), covering the securities of Pharmacopeia to be issued in connection with the acquisition of Eos Biotechnology, Inc. ("Eos"), and in the related Proxy Statement, of our opinion, dated August 21, 2001, appearing as an Annex to such Proxy Statement/Prospectus, and to the description therein of such opinion and of our presentation to the Board of Directors of Eos on August 21, 2001; and to the references therein to us under the headings: "Summary -- Opinion of Eos' Fairness Advisors," "The Merger -- Background of the merger," "The Merger -- Eos - Reasons for the merger," and "The Merger -- Opinion of Eos' fairness advisor". In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Dresdner Kleinwort Wasserstein, Inc.
DRESDNER KLEINWORT WASSERSTEIN, INC.



New York, New York
September 28, 2001